AMTECH SYSTEMS, INC. ANNOUNCED
                       $5 MILLION FUNDING FOR GROWTH PLAN

     Tempe, AZ - September 14, 2000 - AMTECH SYSTEMS, INC. (NASDAQ: ASYS) today announced the completion of a $5 million private placement of common stock and common stock purchase warrants. The proceeds will be used to fund the Company's growth initiatives. The funds were raised through the private placement of 383,000 shares of the Company's common stock at a price of $13.75 per share and five-year warrants to purchase 38,300 shares with an exercise price of $15.12 per share. Gross proceeds in the transaction were $5,266,000. Net proceeds to the Company, after deducting fees of the placement agents, but before deduction of legal and accounting fees were $4,690,000. The Company has agreed to register the resale of the shares issued in the transaction, including those issuable upon exercise of the warrants.

     The Company stated that its growth plan includes continuing to expand its optical component customer base and other strategies to increase sales of existing products, sales growth from new products within its existing products lines, begin sales of its new technology asher, which was previously announced and continues to be in the research and development stage, and acquisitions of synergistic product(s) or business(es). J.S. Whang, the Company's President and CEO, stated "The first two components of our growth strategy are essentially organic growth, which generally can be financed with existing resources. We intend to use the funds raised today to bring the new technology asher to market and for acquisitions. We plan to begin shipments of the new technology asher in fiscal 2002, barring any complications in development. In addition, we are also negotiating a bank line of credit to further increase funds available for implementing our growth plan."

     Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, semiconductor processing equipment and related consumables used in fabricating semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products, including computers, telecommunications devices, automotive products, consumer goods and industrial automation and control systems. The Company's semiconductor handling and processing products currently address the polishing of newly sliced silicon wafers and reclaimed test wafers and the oxidation and deposition steps used in the fabrication of semiconductors. The Company has recently found application for its products in the optical component market.

     The  Private  Securities  Litigation  Reform  Act of 1995  provides a "safe harbor" for forward-looking  statements.  Certain  information  included in this press release (as well as information included in oral statements or other written statements made or to be made by Amtech Systems, Inc.) contains statements that are forward-looking. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of Amtech's growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

     The Company does not undertake any obligation to update any of these forward-looking statements for changing circumstances. For more information, review the Company's filings with the Securities and Exchange Commission, including, but not limited to, Amtech Systems, Inc.'s annual report on Form 10-K and quarterly reports on Form 10-Q.